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                                                            EXHIBIT 99(a)

                       NEWS RELEASE DATED AUGUST 21, 2000



              ALARIS MEDICAL PLANS SALE OF ITS INSTROMEDIX DIVISION
                     TO CARD GUARD SCIENTIFIC SURVIVAL, LTD.

SAN DIEGO, CA, AUGUST 21, 2000 -- ALARIS Medical, Inc. (AMEX:AMI) announced today that its ALARIS Medical Systems, Inc. subsidiary plans to sell its Instromedix-Registered Trademark- division to Card Guard Scientific Survival Ltd. (SWX NeW Market: CARDG). The closing of the transaction is subject to the completion of certain terms of the purchase agreement, including approval by ALARIS Medical's lending group. The structure of the sale is cash for assets; other terms were not disclosed.

ALARIS Medical president and chief executive officer, David L. Schlotterbeck, said, "ALARIS Medical Systems has been working diligently to focus our strategy on patient care systems centered around the bedside. This strategy is based on our core intravenous infusion therapy technology. The products of Instromedix are primarily remote patient monitoring systems emphasizing telemedicine. They are not in alignment with this core strategy. However, these products are an important part of the growth strategy for Card Guard. We are delighted that our dedicated Instromedix employees will become part of the Card Guard organization."

"Instromedix" strong market leadership in the USA and pioneering expertise in telecardiology is an excellent strategic fit for Card Guard," said Jacob Geva, Chairman and Chief Executive Officer of Card Guard. "This strategic acquisition provides us with a unique opportunity to expand our global leadership in telemedicine systems and monitoring services."

Following the close of the transaction, ALARIS Medical will assist Card Guard in setting up a fully independent headquarters and manufacturing facility in San Diego. During this transition, ALARIS Medical will continue to manufacture Instromedix' products for Card Guard on an OEM basis. Net cash proceeds from the transaction, after taxes and other costs, will be used by ALARIS Medical to repay a portion of its bank debt.

ALARIS Medical, Inc., through its operating subsidiary ALARIS Medical Systems, Inc., is known for its IMED-Registered Trademark- and IVAC-Registered Trademark- brand names of intravenous infusion therapy systems. The Company's principal line of business is the design, manufacture and marketing of intravenous infusion therapy products, patient monitoring instruments and related disposables. In addition to its San Diego world headquarters and manufacturing facility, the Company also operates manufacturing facilities in Creedmoor, NC; Basingstoke, Hampshire, UK; and Tijuana, Mexico. Additional information on ALARIS Medical can be found at www.alarismed.com.

Card Guard Scientific Survival Ltd. is a leading medical technology company specializing in advanced telemedicine systems for patient populations, ranging from high risk and chronically ill patients to ordinary consumers of health products. Card Guard, based in Rehovot, Israel, with wholly-based subsidiaries in the United States, Europe, and Brazil and offices in Japan and Italy, was incorporated in 1986 and commenced operations in 1990. In November 1999, Card Guard successfully completed an initial public offering on the Swiss Stock Exchange New Market. In January of 2000, Card Guard acquired the assets of Lifewatch, Inc., a provider of telemedicine services.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the effect of legislative and


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regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical upon the success of new products and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing ALARIS Medical's indebtedness, and the significant leverage to which it is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc., including Form 10-K for the year ended December 31, 1999. ALARIS Medical assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

                                # # #

FOR FURTHER INFORMATION
AT THE COMPANY
William C. Bopp, Sr. VP & CFO, (858) 458-7994
AT KETCHUM
Melissa Kinch, Trade Contact, (310) 444-1306

         E-mail any comments or requests to INVESTOR RELATIONS.